                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


                            ARKANSAS BEST CORPORATION
                        ANNOUNCES THIRD QUARTER RESULTS;
                     ABF(R)'S THIRD QUARTER OPERATING RATIO
                                IMPROVES TO 91.9%


         (Fort Smith, Arkansas, October 20, 2003) -- Arkansas Best Corporation (Nasdaq: ABFS) today announced third quarter 2003 net income of $17.0 million, or $0.67 per diluted common share. For the third quarter of 2002, net income was $18.3 million, or $0.73 per diluted common share. Excluding three items of note, third quarter 2002 earnings were $0.54 per diluted common share. The three items of note during the third quarter of 2002 included: an earnings increase of $0.12 per diluted common share related to a favorable settlement with the Internal Revenue Service, an earnings increase of $0.09 per diluted common share associated with the after-tax gains on sales of excess freight facilities at ABF and an earnings decrease of $0.02 per diluted common share relating to increased liability reserves associated with the liquidation of an insurer who provides excess workers' compensation insurance for claims that arose from 1993 through 1999. Arkansas Best's revenue, during the third quarter of 2003, was $402.9 million, an increase of 7.3% over the third quarter of 2002.

ABF FREIGHT SYSTEM, INC.(R)

         ABF Freight System, the company's largest subsidiary, had third quarter 2003 revenue of $360.6 million, a per-day increase of 7.5% compared to third quarter 2002 revenue of $335.5 million. ABF's third quarter 2003 operating ratio was 91.9% versus an operating ratio of 92.9% during the third quarter of 2002. This year's third quarter operating ratio at ABF was the third best for any third quarter in the last twenty-five years. Billed LTL revenue per hundredweight, including fuel surcharge, was $24.39, an increase of 6.5% over last year's third quarter figure of $22.91. Billed LTL revenue per hundredweight, excluding fuel surcharge, was $23.60, an increase of 5.4% over last year's third quarter figure of $22.39. Approximately one-half of the yield increase, excluding fuel surcharge, was a result of changes in the freight profile since the early September 2002 demise of Consolidated Freightways (CF). "We remain encouraged by the positive pricing environment currently experienced by our industry," said Robert
A. Young III, Arkansas Best President and Chief Executive Officer. "ABF's increases on contracts and deferred pricing agreements continue to be favorable by historical standards and retention of the July 14 general rate increase has been good."

         ABF's third quarter LTL tonnage per day increased 0.5% compared to the same period last year. Versus the second quarter of 2003, ABF's third quarter LTL tonnage per day increased 2.8%. "ABF's sequential LTL tonnage change compared to this year's second quarter was in line with expected changes given normal seasonal trends from the second quarter to the third quarter," said Mr. Young. Comparisons of third quarter 2003 LTL tonnage to the same figures in the third quarter of 2002 include additional business in September of both years associated with CF's closing. "Our business does not yet reflect much of a change in the overall economy of our country. I continue to be encouraged about the positive signs and comments from others regarding the improving economic environment. If the economy does improve, this should eventually translate into more business for ABF. Regardless of economic conditions, ABF will continue to emphasize excellent customer service while managing costs to provide superior value to its customers," said Mr. Young.

         "ABF's third quarter operating ratio of 91.9% compares very favorably to this year's second quarter operating ratio of 95.7%," said Mr. Young. "This was due, primarily, to yield improvements but also reflects some positive operational effects from seasonal increases in tonnage and revenue without the addition of an equivalent amount of costs."

         "Productivity measures at ABF were slightly below levels for the same period last year. These figures continue to be affected by additional shipment handling related to ABF's concentration on transit time improvements and premium services provided at pickup and delivery," said Mr. Young. "These measures were the same as in the second quarter of this year."

RECOGNITION OF EXCELLENCE AT ABF

         Continuing its long pattern of recognition for superior industry achievement, ABF and its employees were recently recognized with two more prestigious safety awards. In mid-September, the American Trucking Associations
(ATA) named ABF as the winner of its 2003 President's Trophy for safety. This is the highest safety award in the motor carrier industry. ABF is the only carrier to have won this award five times.

         Earlier this month, the ATA also named Jim McFarlin, director of safety and security for ABF, as the 2003 Safety Director of the Year. This award is presented annually to the motor carrier safety executive whose professional qualifications, safety programs and achievements are considered outstanding. Jim also won the Outstanding Service Award for safety in 2000. "Safety is a very high priority at ABF. It is gratifying to have our employees and safety programs continue to be recognized as the very best in the trucking industry," said Mr. Young.

ABF'S REDESIGNED WEB SITE

         In early August, ABF announced the launch of its re-engineered Web site at abf.com which offers a simpler graphical interface, streamlined applications and industry-first advances in automated personalization. This new design allows for the matching of the most relevant online tools and shipment information to the specific site user.

CLIPPER

         For the third quarter of 2003, Clipper had revenues of $34.0 million compared to $32.4 million in the third quarter of 2002, an increase of 4.9%. Clipper's third quarter 2003 operating ratio was 98.2% versus 97.7% during the same period last year. "During the third quarter, the intermodal portion of Clipper's dry freight, full-load business continued to experience significant year-over-year increases in revenues and margins," said Mr. Young. "However, this was offset by revenues and profit declines at Clipper's temperature-controlled division. These declines were caused by continued softness in the demand for produce moving off the West Coast," said Mr. Young. "In addition, competition from truckload operators reduced the margins per load Clipper experienced during this year's third quarter as compared to the same period last year."

COMMON STOCK PURCHASE

         During the third quarter of 2003, Arkansas Best did not make any open market purchases of its common stock. In total, as a part of Arkansas Best's previously announced program to repurchase up to a maximum of $25 million of its common stock, the company has purchased 200,000 shares totaling $4.8 million during 2003.

CREDIT AGREEMENT EXTENSION

         As previously reported, as of Friday, September 26, 2003, Arkansas Best amended and restated its existing $225 million Credit Agreement. The agreement was extended for two years and is now scheduled to mature on May 15, 2007. Arkansas Best continues to have a strong balance sheet and closed the third quarter with total debt below $20 million.

CONFERENCE CALL

         Arkansas Best Corporation will host a conference call with company executives to discuss the 2003 third quarter results. The call will be today, Monday, October 20, at 11:00 a.m. EDT (10:00 a.m. CDT). Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through the end of October. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 3083550. The conference call and playback can also be accessed, through Friday, October 31, on Arkansas Best's Web site at www.arkbest.com.

COMPANY DESCRIPTION

         Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload ("LTL") general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

FORWARD-LOOKING STATEMENTS

         THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "forecast," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission ("SEC") public filings.

         The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
--------------------------------------------------------------------------------

                                                                       THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                          SEPTEMBER 30                   SEPTEMBER 30
                                                                 ----------------------------    ----------------------------
                                                                     2003            2002             2003            2002
                                                                 ------------    ------------    ------------    ------------
                                                                        ($ THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

OPERATING REVENUES ...........................................   $    402,878    $    375,397    $  1,140,330    $  1,040,732

OPERATING EXPENSES AND COSTS .................................        374,233         351,450       1,088,291         998,710
                                                                 ------------    ------------    ------------    ------------

OPERATING INCOME .............................................         28,645          23,947          52,039          42,022

OTHER INCOME (EXPENSE)
   Net gains (losses) on sales of property and other .........           (217)          3,721            (211)          3,721
   Gain on sale - Wingfoot ...................................             --              --          12,060              --
   IRS interest settlement(1) ................................             --           5,221              --           5,221
   Fair value changes and payments on interest rate swap(2) ..            (51)             --         (10,333)             --
   Interest expense ..........................................           (434)         (2,053)         (2,941)         (6,108)
   Other, net ................................................            613             332             311            (178)
                                                                 ------------    ------------    ------------    ------------
                                                                          (89)          7,221          (1,114)          2,656
                                                                 ------------    ------------    ------------    ------------

INCOME BEFORE INCOME TAXES ...................................         28,556          31,168          50,925          44,678

FEDERAL AND STATE INCOME TAXES
   Current ...................................................          8,034          12,811          11,895          10,828
   Deferred ..................................................          3,546              10           7,598           7,560
                                                                 ------------    ------------    ------------    ------------
                                                                       11,580          12,821          19,493          18,388
                                                                 ------------    ------------    ------------    ------------
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE .............................         16,976          18,347          31,432          26,290
                                                                 ------------    ------------    ------------    ------------
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX BENEFITS OF $13,580(3) ...............             --              --              --         (23,935)
                                                                 ------------    ------------    ------------    ------------

NET INCOME ...................................................   $     16,976    $     18,347    $     31,432    $      2,355
                                                                 ============    ============    ============    ============

NET INCOME (LOSS) PER COMMON SHARE
BASIC:
  Income before cumulative effect of change in
    accounting principle .....................................   $       0.68    $       0.74    $       1.26    $       1.07
  Cumulative effect of change in accounting principle,
    net of tax ...............................................             --              --              --           (0.97)
                                                                 ------------    ------------    ------------    ------------
NET INCOME PER SHARE .........................................   $       0.68    $       0.74    $       1.26    $       0.10
                                                                 ------------    ------------    ------------    ------------

AVERAGE COMMON SHARES
   OUTSTANDING (BASIC): ......................................     24,787,831      24,783,674      24,861,966      24,710,743
                                                                 ============    ============    ============    ============

DILUTED:
  Income before cumulative effect of change in
    accounting principle .....................................   $       0.67    $       0.73    $       1.24    $       1.04
  Cumulative effect of change in accounting principle,
   net of tax ................................................             --              --              --           (0.95)
                                                                 ------------    ------------    ------------    ------------
NET INCOME PER SHARE .........................................   $       0.67    $       0.73    $       1.24    $       0.09
                                                                 ------------    ------------    ------------    ------------

AVERAGE COMMON SHARES
   OUTSTANDING (DILUTED): ....................................     25,287,271      25,296,694      25,339,629      25,312,753
                                                                 ============    ============    ============    ============

CASH DIVIDENDS PAID PER COMMON SHARE .........................   $       0.08    $         --    $       0.24    $         --
                                                                 ============    ============    ============    ============

(1) In the third quarter of 2002, the Company recognized other income of $3.1 million, net of taxes, due to a favorable settlement with the Internal Revenue Service.

(2) The nine months ended September 30, 2003 includes a pre-tax non-cash charge of $8.9 million, due to no longer forecasting interest payments on $110.0 million of borrowings.

(3) In the first quarter of 2002, the Company recognized a non-cash impairment loss of $23.9 million, net of taxes, due to the write-off of Clipper goodwill.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                            SEPTEMBER 30    DECEMBER 31
                                                                                2003           2002
                                                                            ------------   ------------
                                                                             (UNAUDITED)       NOTE
                                                                                  ($ THOUSANDS)

ASSETS

CURRENT ASSETS
   Cash and cash equivalents ............................................   $      2,988   $     39,644
   Accounts receivable, less allowances (2003 - $3,264; 2002 - $2,942) ..        140,845        130,769
   Prepaid expenses .....................................................         11,454          7,787
   Deferred income taxes ................................................         26,798         26,443
   Federal and state income taxes prepaid ...............................            612             --
   Other ................................................................          3,119          3,729
                                                                            ------------   ------------
      TOTAL CURRENT ASSETS ..............................................        185,816        208,372

PROPERTY, PLANT AND EQUIPMENT
   Land and structures ..................................................        223,135        223,107
   Revenue equipment ....................................................        371,319        343,100
   Service, office and other equipment ..................................        106,656         91,054
   Leasehold improvements ...............................................         12,977         12,983
                                                                            ------------   ------------
                                                                                 714,087        670,244
   Less allowances for depreciation and amortization ....................        350,475        330,841
                                                                            ------------   ------------
                                                                                 363,612        339,403

INVESTMENT IN WINGFOOT ..................................................             --         59,341

PREPAID PENSION COSTS ...................................................         35,669         29,017

OTHER ASSETS ............................................................         65,597         53,225

ASSETS HELD FOR SALE ....................................................          5,641          3,203

GOODWILL, less accumulated amortization (2003 and 2002 - $32,037) .......         63,861         63,811
                                                                            ------------   ------------
                                                                            $    720,196   $    756,372
                                                                            ============   ============

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS - CONTINUED
--------------------------------------------------------------------------------

                                                                             SEPTEMBER 30    DECEMBER 31
                                                                                 2003            2002
                                                                             ------------    ------------
                                                                              (UNAUDITED)        NOTE
                                                                                      ($ THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Bank overdraft and drafts payable .....................................   $     10,588    $      7,808
   Accounts payable ......................................................         70,279          58,442
   Federal and state income taxes ........................................             --           5,442
   Accrued expenses ......................................................        130,253         123,294
   Current portion of long-term debt .....................................            340             328
                                                                             ------------    ------------
      TOTAL CURRENT LIABILITIES ..........................................        211,460         195,314

LONG-TERM DEBT, less current portion .....................................         19,561         112,151

FAIR VALUE OF INTEREST RATE SWAP .........................................          7,743           9,853

OTHER LIABILITIES ........................................................         65,391          59,938

DEFERRED INCOME TAXES ....................................................         32,605          23,656

FUTURE MINIMUM RENTAL COMMITMENTS, NET
  (as of September 30, 2003 - $50,142) ...................................             --              --

OTHER COMMITMENTS AND CONTINGENCIES ......................................             --              --

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value, authorized 70,000,000 shares;
      issued 2003:  25,071,141; 2002:  24,972,086 shares .................            251             250
   Additional paid-in capital ............................................        212,839         211,567
   Retained earnings .....................................................        179,929         154,455
   Treasury stock, at cost, 2003:  259,782 shares; 2002:  59,782 shares ..         (5,807)           (955)
   Accumulated other comprehensive loss ..................................         (3,776)         (9,857)
                                                                             ------------    ------------
      TOTAL STOCKHOLDERS' EQUITY .........................................        383,436         355,460
                                                                             ------------    ------------

                                                                             $    720,196    $    756,372
                                                                             ============    ============

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
--------------------------------------------------------------------------------

                                                                         NINE MONTHS ENDED
                                                                            SEPTEMBER 30
                                                                        2003            2002
                                                                    ------------    ------------
                                                                           ($ THOUSANDS)
OPERATING ACTIVITIES
   Net income ...................................................   $     31,432    $      2,355
   Adjustment to reconcile net income to net cash
     provided by operating activities:
      Change in accounting principle, net of tax ................             --          23,935
      Depreciation and amortization .............................         37,483          36,972
      Other amortization ........................................            259             189
      Provision for losses on accounts receivable ...............          1,057           1,189
      Provision for deferred income taxes .......................          7,598           7,560
      Fair value of interest rate swap ..........................          7,743              --
      (Gain) loss on sales of assets and other ..................            183          (3,664)
      Gain on sale of Wingfoot ..................................        (12,060)             --
      Changes in operating assets and liabilities:
         Receivables ............................................        (11,106)        (26,418)
         Prepaid expenses .......................................         (3,668)         (4,308)
         Other assets ...........................................        (19,280)         (2,254)
         Accounts payable, bank drafts payable, taxes payable,
           accrued expenses and other liabilities ...............         16,494          22,829
                                                                    ------------    ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES .......................         56,135          58,385
                                                                    ------------    ------------

INVESTING ACTIVITIES
   Purchases of property, plant and equipment,
     less capitalized leases and notes payable ..................        (63,935)        (49,130)
   Proceeds from asset sales ....................................          2,525          11,641
   Proceeds from sale of Wingfoot ...............................         71,309              --
   Capitalization of internally developed software and other ....         (2,854)         (3,528)
                                                                    ------------    ------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES ................          7,045         (41,017)
                                                                    ------------    ------------

FINANCING ACTIVITIES
   Borrowings under revolving credit facilities .................        207,200          61,200
   Payments under revolving credit facilities ...................       (299,500)        (61,200)
   Payments on long-term debt ...................................           (278)        (15,142)
   Retirement of bonds ..........................................             --          (4,983)
   Net increase (decrease) in bank overdraft ....................          2,796          (1,471)
   Dividends paid on common stock ...............................         (5,958)             --
   Purchase of preferred stock ..................................         (4,852)             --
   Other, net ...................................................            756           1,918
                                                                    ------------    ------------
NET CASH USED BY FINANCING ACTIVITIES ...........................        (99,836)        (19,678)
                                                                    ------------    ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS .......................        (36,656)         (2,310)
   Cash and cash equivalents at beginning of period .............         39,644          14,860
                                                                    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ......................   $      2,988    $     12,550
                                                                    ============    ============

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA
AND OPERATING RATIOS (UNAUDITED)
--------------------------------------------------------------------------------

                                           THREE MONTHS ENDED                                  NINE MONTHS ENDED
                                              SEPTEMBER 30                                        SEPTEMBER 30
                                     2003                      2002                     2003                       2002
                                  ---------                 ---------                ----------                -----------
                                                                      ($ THOUSANDS)

OPERATING REVENUES

ABF Freight System, Inc.(1)
   LTL ........................   $ 331,571                 $ 307,553                $  942,313                $   855,057
   TL .........................      29,038                    27,963                    79,666                     77,160
                                  ---------                 ---------                ----------                -----------
   Total ......................     360,609                   335,516                 1,021,979                    932,217
                                  ---------                 ---------                ----------                -----------

Clipper .......................      33,980                    32,399                    95,446                     88,634
Other revenues and
  eliminations ................       8,289                     7,482                    22,905                     19,881
                                  ---------                 ---------                ----------                -----------
Total consolidated
  operating revenues ..........   $ 402,878                 $ 375,397                $1,140,330                $ 1,040,732
                                  =========                 =========                ==========                ===========


OPERATING EXPENSES AND COSTS

ABF FREIGHT SYSTEM, INC. (1)
   Salaries and wages .........   $ 229,552        63.7%    $ 217,987        65.0%   $  671,782        65.7%   $   626,412     67.2%
   Supplies and expenses ......      45,097        12.5        40,926        12.2       133,323        13.0        115,131     12.4
   Operating taxes and
     licenses .................       9,840         2.7        10,070         3.0        29,568         2.9         29,923      3.2
   Insurance ..................       6,158         1.7         5,862         1.7        17,801         1.7         17,008      1.8
   Communications and
     utilities ................       3,516         1.0         3,545         1.1        10,985         1.1         10,283      1.1
   Depreciation and
     amortization .............      11,116         3.1        10,391         3.1        31,788         3.1         31,137      3.3
   Rents and purchased
     transportation ...........      25,215         7.0        21,836         6.5        69,044         6.8         58,001      6.2
   Other ......................       1,055         0.3         1,217         0.3         2,758         0.3          2,812      0.3
   (Gain) on sale of
     equipment ................        (228)       (0.1)          (31)         --           (28)         --           (255)      --
                                  ---------    --------     ---------    --------    ----------    --------    -----------    -----
                                    331,321        91.9%      311,803        92.9%      967,021        94.6%       890,452     95.5%
                                  ---------    --------     ---------    --------    ----------    --------    -----------    -----

CLIPPER
   Cost of services ...........      29,292        86.2%       27,634        85.3%       82,480        86.4%        76,121     85.9%
   Selling, administrative
     and general ..............       4,064        12.0         4,029        12.4        12,108        12.7         11,645     13.1
   Loss on sale of
     equipment ................           6          --             3          --             1          --             67      0.1
                                  ---------    --------     ---------    --------    ----------    --------    -----------    -----
                                     33,362        98.2%       31,666        97.7%       94,589        99.1%        87,833     99.1%
                                  ---------    --------     ---------    --------    ----------    --------    -----------    -----

Other expenses and
  eliminations ................       9,550                     7,981                    26,681                     20,425
                                  ---------                 ---------                ----------                -----------

Total consolidated operating
  expenses and costs ..........   $ 374,233                 $ 351,450                $1,088,291                $   998,710
                                  =========                 =========                ==========                ===========

OPERATING INCOME (LOSS)

ABF Freight System, Inc.(1) ...   $  29,288                 $  23,713                $   54,958                $    41,765
Clipper .......................         618                       733                       857                        801
Other loss and eliminations ...      (1,261)                     (499)                   (3,776)                      (544)
                                  ---------                 ---------                ----------                -----------
Total consolidated
  operating income ............   $  28,645                 $  23,947                $   52,039                $    42,022
                                  =========                 =========                ==========                ===========


(1)   Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

ARKANSAS BEST CORPORATION
FINANCIAL STATISTICS AND GAAP NET INCOME RECONCILIATION (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                 ROLLING
                                                                           TWELVE MONTHS ENDED
                                                                           SEPTEMBER 30, 2003
                                                                           -------------------
FINANCIAL STATISTICS

After-Tax Return on Stockholders' Equity (net income / average equity)...         12.65%

Debt to Equity Ratio ....................................................        0.05:1

After-Tax Return on Capital Employed (1).................................         13.01%

(1)  (Net income + interest after tax) / (average total debt + average equity)

                                                                         THREE MONTHS ENDED
                                                                         SEPTEMBER 30, 2002
                                                                    ----------------------------
                                                                                     NET INCOME
                                                                        NET          PER SHARE
                                                                       INCOME         (DILUTED)
                                                                    ------------    ------------
RECONCILIATION OF GAAP NET INCOME AND NET INCOME PER SHARE
GAAP net income .................................................   $     18,347    $       0.73
Less IRS interest settlement ....................................         (3,070)          (0.12)
Less gains on sales of excess freight facilities ................         (2,188)          (0.09)
Plus workers' compensation excess liability increase ............            529            0.02
                                                                    ------------    ------------
Net income, excluding above items (non-GAAP financial measure) ..   $     13,618    $       0.54
                                                                    ============    ============

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
--------------------------------------------------------------------------------

                                           THREE MONTHS ENDED SEPTEMBER 30            NINE MONTHS ENDED SEPTEMBER 30
                                        2003           2002         % CHANGE       2003          2002          % CHANGE
                                     ------------   ------------    --------   ------------   ------------     --------

Billed Revenue*/CWT          LTL     $      24.39   $      22.91       6.5%    $      23.83   $      22.06       8.0%
                             TL              8.92   $       8.23       8.4%    $       8.58   $       7.85       9.3%
                             Total   $      21.40   $      19.94       7.3%    $      20.93   $      19.19       9.1%

Billed Revenue*/CWT          LTL     $      23.60   $      22.39       5.4%    $      22.96   $      21.68       5.9%
  (without fuel surcharge)   TL      $       8.63   $       8.13       6.2%    $       8.35   $       7.77       7.5%
                             Total   $      20.70   $      19.51       6.1%    $      20.18   $      18.87       7.0%

Billed Revenue*/Shipment     LTL     $     238.87   $     227.06       5.2%    $     232.23   $     219.81       5.6%
                             TL      $   1,459.53   $   1,345.74       8.5%    $   1,394.78   $   1,281.42       8.8%
                             Total   $     256.12   $     243.96       5.0%    $     248.37   $     236.00       5.2%

Billed Revenue*/Shipment     LTL     $     231.11   $     221.94       4.1%    $     223.73   $     216.02       3.6%
  (without fuel surcharge)   TL      $   1,411.17   $   1,328.99       6.2%    $   1,358.21   $   1,269.01       7.0%
                             Total   $     247.78   $     238.67       3.8%    $     239.47   $     232.07       3.2%

Tonnage                      LTL          681,485        677,891       0.5%       1,983,958      1,950,385       1.7%
(tons)                       TL           163,158        171,595      (4.9)%        466,184        494,570      (5.7)%
                                     ------------   ------------               ------------   ------------
                             Total        844,643        849,486      (0.6)%      2,450,142      2,444,955       0.2%

Shipments**                  LTL        1,391,605      1,367,868       1.7%       4,072,283      3,914,823       4.0%
                             TL            19,946         20,984      (5.0)%         57,323         60,600      (5.4)%
                                     ------------   ------------               ------------   ------------
                             Total      1,411,551      1,388,852       1.6%       4,129,606      3,975,423       3.9%

 * Billed Revenue does not include revenue deferral required for financial statement purposes under the Company's revenue recognition policy. Prior to the third quarter 2002, the Company reported revenue-per-hundredweight statistics using financial statement revenue recognized on a relative transit time basis.

** LTL and total shipment counts for the nine months ended September 30, 2002 reflect the correction of an insignificant reporting error that appeared in the second quarter 2002.

There were 64 workdays in the three months ended September 30, 2003 and in the three months ended September 30, 2002. There were 191 workdays in the nine months ended September 30, 2003 and in the nine months ended September 30, 2002. Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.


Contact:    Mr. David E. Loeffler, Vice President,
            Chief Financial Officer and Treasurer
            Telephone: (479) 785-6157

            Mr. David Humphrey, Director of Investor Relations
            Telephone: (479) 785-6200


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